Exhibit 99.1

CN Healthy Food Tech Group Corp. Announces Receipt of Nasdaq Determination Letter

ZHUHAI, CHINA, July 21, 2026 (GLOBE NEWSWIRE) -- CN Healthy Food Tech Group Corp. (Nasdaq: UCFI, UCFIW) (“CN Healthy Food Tech Group Corp.” or the “Company”) announced that the Company received a letter (the “Determination Letter”) on July 16, 2026 from the The Nasdaq Stock Market LLC (“Nasdaq”).

As set forth in the Determination Letter, the listing qualifications staff of the Nasdaq (the “Staff”) has determined to delist the Company’s securities based on (i) Nasdaq’s discretionary authority under Nasdaq Listing Rule 5101 and IM-5101-1 (together, “Rule 5101”), and (ii) a violation of Nasdaq Listing Rules 5205(e) and 5250(a)(1). The Staff’s determination arises from disclosures in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 30, 2025 regarding the status of the review process with the China Securities Regulatory Commission (the “CSRC”).

The Company plans to timely request a hearing before a Nasdaq hearings panel prior to the July 23, 2026 deadline set forth in the Determination Letter. A timely hearing request will stay the suspension of the Company’s securities pending the Hearings Panel’s decision, although the trading halt currently in effect on the Company’s securities will remain in place notwithstanding any appeal. There is no guarantee that the Company will prevail in any appeal, or that its securities will resume trading or continue to be listed on the Nasdaq.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of present or historical fact included in this press release, regarding the Company’s strategy, prospects, plans, objectives and anticipated outcomes, or the appeal of, response to, or outcome of the Letter, are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “seek,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. In addition, the Company cautions you that the forward-looking statements contained in this press release are subject to unknown risks, uncertainties and other factors, including those risks and uncertainties discussed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed by CN Healthy Food Tech Group Corp. with the SEC under the heading “Risk Factors” and the other documents filed, or to be filed, by the Company with the SEC. Additional information concerning these and other factors that may impact the Company’s operations and projections discussed herein can be found in the reports that the Company has filed and will file from time to time with the SEC. Forward-looking statements speak only as of the date made by the Company. The Company undertakes no obligation to update publicly any of its forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law.

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